PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-261734

9,272,796 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to an aggregate of 9,272,796 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of shares of Common Stock and shares of Common Stock issuable upon exercise of warrants that may be sold from time to time pursuant to this registration statement by the selling stockholders identified herein.

The warrants were issued to the selling stockholders in private offerings completed prior to the filing of the Registration Statement of which this prospectus forms a part. We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders; however, we may receive proceeds from any cash exercise of warrants.

Our Common Stock and publicly-traded warrants (although not the warrants whose underlying shares are being registered in this registration statement) are traded on the Nasdaq Capital Market under the symbols “RCRT” and “RCRTW.” On April 19, 2023 the closing price of our Common Stock as reported on the Nasdaq Capital Market was $0.2684 per share. This price will fluctuate based on the demand for our Common Stock. However, the Common Stock offered by this prospectus may also be offered by the selling stockholders to or through underwriters, dealers, or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. We provide additional information about how the selling stockholders may sell their shares of Common Stock in the section entitled “Plan of Distribution” beginning on page 11 of this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the section entitled “Risk Factors” on page 6 of this prospectus for a discussion of certain risk factors that should be considered by prospective purchasers of the Common Stock offered under this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2023.

1

Unless the context otherwise requires, we use the terms “we,” “us,” “the Company”, “Recruiter.com” and “our” to refer to Recruiter.com Group, Inc. and its consolidated subsidiaries.

2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                The information in this Registration Statement on Form S-3 and the information incorporated herein by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” “should,” “predict,” “potential,” “continue,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Actual results may differ materially from those expressed or implied in such forward-looking statements as a result of various factors. We do not undertake, and we disclaim, any obligation to update any forward-looking statements or to announce any revisions to any of the forward-looking statements, except as required by law. Certain factors that could cause results to be materially different from those projected in the forward-looking statements include, but are not limited to, statements about:

•	our ability to continue as a going concern;
•	our ability to raise additional capital, if needed, to support our operations;
•	the effect of COVID-19 on our business and the national and global economies;
•	the rate and degree of market acceptance of our products and services;
•	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;
•	impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;
•	our ability to compete effectively in a competitive industry;
•	our ability to achieve positive cash flow from operations;
•	our ability to continue to meet the Nasdaq Capital Market requirements;
•	our ability to meet our other financial operating objectives;
•	the availability of qualified employees for our business operations;
•	general business and economic conditions;
•	our ability to meet our financial obligations as they become due;
•	positive cash flows and financial viability of our operations and new business opportunities;
•	our ability to secure intellectual property rights over our proprietary products or enter into license agreements to secure the legal use of certain patents an intellectual property;
•	our ability to be successful in new markets;
•	our ability to avoid infringement of intellectual property rights;
•	continued demand for services of recruiters;
•	unanticipated costs, liabilities, charges or expenses resulting from violations of covenants under our existing or future financing agreements;
•	our ability to operate our virtual AI-and video-enabled hiring platform (the “Platform”) free of security breaches; and
•	our ability to identify suitable complimentary businesses and assets as potential acquisition targets or strategic partners, and to successfully integrate such businesses and /or assets with our business.

These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s past results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially.  Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors” and elsewhere in this prospectus, and may also be found in an accompanying prospectus supplement and in information incorporated by reference.

                You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part and the documents that we incorporate by reference in this prospectus completely and with the understanding that our future results may be materially different from what we expect.  We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

3

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the heading “Risk Factors” included herein. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or refer to Recruiter.com Group, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We are a holding company that operates an On Demand recruiting platform  aimed at  transforming the 28.5 billion dollar Employment and Recruiting Agency industry (IBISWorld Report 09/30/2022). We offer recruiting software and services through an online, AI-powered sourcing platform (the “Platform”) and network of on-demand professional recruiters. Businesses from startups to the Fortune 100 use Recruiter.com to help address their critical talent needs and solve recruiting and hiring challenges.

We have seven subsidiaries, Recruiter.com, Inc., Recruiter.com Recruiting Solutions LLC (“Recruiting Solutions”), Recruiter.com Consulting, LLC, VocaWorks, Inc. (“VocaWorks”), Recruiter.com Scouted Inc. (“Scouted”), Recruiter.com Upsider Inc. (“Upsider”) and Recruiter.com OneWire Inc. (“OneWire”). As of March 27, 2023, we employed  18 full-time corporate employees and  27 outside staffing professionals.

We help businesses accelerate and streamline their recruiting and hiring processes by providing On Demand recruiting services and technology. We leverage our network of recruiters to place recruiters on a project basis, aided by cutting edge artificial intelligence-based candidate sourcing, matching and video screening technologies. We operate a cloud-based scalable software for professional hiring, which provides prospective employers access to a rich and diverse data set of prospective candidates.

Our mission is to become  a preferred solution for hiring specialized talent.

We generate the revenue, from the following activities:

•

Software Subscriptions: We offer a subscription  to our web-based platforms that help employers recruit talent. Our platforms allows our customers to source, contact, screen, and sort candidates using data science, advanced email campaigning tools, and predictive analytics. As part of our software subscriptions, we offer enhanced support packages and On Demand recruiting support services for an additional fee. Additional fees may be charged when we place a candidate with our customer, depending on the subscription type. In such cases, if the candidate ceases to be employed by the customer during the initial 90 days (the 90-day guarantee), we refund the customer in full for all fees paid by the customer. In December of 2022, we sold one of our software platforms to Talent, Inc. that was used in the delivery of the subscription service. Subsequently, we continued providing the service, but leveraged third-party tools in the delivery of services.

•

Recruiters on Demand: Consists of a consulting and staffing service specifically for the placement of professional recruiters, which we market as Recruiters on Demand. Recruiters on Demand is a flexible, time-based solution that provides businesses of all sizes access to recruiters on an outsourced, virtual basis for help with their hiring needs. As with other consulting and staffing solutions, we procure for our employer clients qualified professional recruiters and then place them on assignment with our employer clients. We derive revenue from Recruiters on Demand by billing the employer clients for the placed recruiters’ ongoing work at an agreed-upon, time-based rate. We directly source recruiter candidates from our network of recruiters. In addition, we also offer talent planning, talent assessment, strategic guidance, and organizational development services, which we market as our “Talent Effectiveness” practice. Companies prepay for a certain number of consulting hours at an agreed-upon, time-based rate. We source and provide the independent consultants that provide the service. In March 2023, we announced a strategic partnership with Job Mobz to transition certain Recruiters on Demand clients and staff to Job Mobz in exchange for an ongoing revenue stream.

4

•	Full-time Placement: Consists of providing referrals of qualified candidates to employers to hire staff for full-time positions. We generate full-time placement revenue by earning one-time fees for each time employers hire one of the candidates we refer. Employers alert us of their hiring needs through our Platform, or other communications. We source qualified candidate referrals for the employers’ available jobs through independent recruiter users that access the Platform and other tools. We support and supplement the independent recruiters’ efforts with dedicated internal employees we call our internal talent delivery team. Our talent delivery team selects and delivers candidate profiles and resumes to our employer clients for their review and ultimate selection. Upon the employer hiring one or more of our candidate referrals, we earn a “full-time placement fee,” an amount separately negotiated with each employer client. The full-time placement fee is typically either a percentage of the referred candidates’ first-year base salary or an agreed- upon flat fee.

•	Marketplace: Our “Marketplace” category comprises services for businesses and individuals that leverage our online presence. For businesses, this includes sponsorship of digital newsletters, online content promotion, social media distribution, banner advertising, and other branded electronic communications, such as in our quarterly digital publication on recruiting trends and issues. We earn revenue as we complete agreed upon marketing related deliverables and milestones using pricing and terms set by mutual agreement with the customer. In some cases, we earn a percentage of revenue a business receives from attracting new clients by advertising on our online platform. Businesses can also pay us to post job openings on our proprietary job boards to promote open job positions they are trying to fill. In addition to its work with direct clients, we categorize all online advertising and affiliate marketing revenue as Marketplace. For individuals, Marketplace includes services to assist with career development and advancement, including a resume distribution service that involves promoting these job seekers’ profiles and resume to help procure employment, upskilling and training. Our resume distribution service allows a job seeker to upload their resume to our database, which we then distribute to our network of recruiters on the Platform. We earn revenue from a one-time flat fee for this service. We also offer a recruiter certification program encompassing our recruitment-related training content, which we make accessible through our online learning management system. Customers of the recruiter certification program use a self-managed system to navigate through a digital course of study. Upon completion of the program, we issue a certificate of completion and make available a digital badge to certify their achievement for display on their online recruiter profile on the Platform. Additionally, we partner with Careerdash, a high-quality training company, to provide Recruiter.com Academy, an immersive training experience for career changers.

•	Consulting and Staffing: Consists of providing consulting and staffing personnel services to employers to satisfy their demand for long- and short-term consulting and temporary employee needs. We generate revenue by first referring qualified personnel for the employer’s specific talent needs, then placing such personnel with the employer, but with our providers acting as the employer of record for us, and finally, billing the employer for the time and work of our placed personnel on an ongoing basis. Our process for finding candidates for consulting and staffing engagements largely mirrors our process for full-time placement hiring. This process includes employers informing us of open consulting and temporary staffing opportunities and projects, sourcing qualified candidates through the Platform and other similar means, and, finally, the employer selecting our candidates for placement after a process of review and selection. We bill these employer clients for our placed candidates’ ongoing work at an agreed-upon, time-based rate, typically on a weekly schedule of invoicing.

We have a sales team and sales partnerships with direct employers as well as vendor management system companies and managed service companies that help create sales channels for clients that buy staffing, direct hire, and sourcing services. Once we have secured the relationship and contract with the interested enterprise customer, the delivery and product teams will provide the service to fulfill any or all of the revenue segments.

The costs of our revenue primarily consist of employee costs, third-party staffing costs and other fees, outsourced recruiter fees and commissions based on a percentage of our gross margin.

Corporate Information

                We were originally incorporated on July 28, 2008 in the State of Oklahoma as SA Recovery Group, but, on March 17, 2015, we effected a merger whereby we became incorporated as a Delaware corporation. Then, effective March 31, 2019, we completed a merger with Recruiter.com, Inc. and thereafter changed our name to Recruiter.com Group, Inc. on May 9, 2019 and reincorporated in the state of Nevada on May 13, 2020. Our principal executive offices are located at 500 Seventh Avenue, New York, New York 10018. Our telephone number is (855) 931-1500. Our website address is www.recruiter.com.  Except as specifically set forth herein, the information which appears on our website is not part of this prospectus.

5

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to an aggregate of 9,272,796 shares of the Common Stock, consisting of shares of Common Stock and shares of Common Stock issuable upon exercise of warrants by the selling stockholders.

The number of shares of Common Stock ultimately offered for resale by the selling stockholders depends upon how much of the warrants the selling stockholders elect to exercise and the liquidity and market price of our Common Stock.

Use of Proceeds

We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We may, however, receive proceeds from any cash exercise of the warrants. All of the net proceeds from the sale of our Common Stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.

Risk factors	This investment involves a high degree of risk. See the information contained in “Risk Factors” beginning on page 6 of this prospectus.

Common stock symbol Publicly traded Warrants symbol	RCRT RCRTW

RISK FACTORS

                Before you invest in our securities, you should be aware that our business faces numerous financial and market risks, including those described below, as well as general economic and business risks. Our securities are speculative, and you should not make an investment in the Company unless you can afford to bear the loss of your entire investment. Prior to making a decision about investing in our Common Stock, you should carefully consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as updated by our subsequent filings with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, together with the information in this prospectus and as set fourth below  and any other information incorporated by reference into this prospectus. Before you decide whether to invest in our securities, you should carefully consider these risks and uncertainties, together with all of the other information included in or incorporated by reference into this prospectus. The risks and uncertainties identified are not the only risks and uncertainties we face. If any of the material risks or uncertainties that we face were to occur, you could lose part or all of your investment.

Our common shares are not in compliance with NASDAQ’s listing standards and may be delisted despite any efforts to regain compliance.

Since November 18, 2022, we have not been in compliance with The NASDAQ Stock Market’s Marketplace Rule 5550(a)(2), which requires the Company to maintain a $1.00 per share minimum closing bid price. We have been granted until May 17, 2023 to regain compliance, but have not been able to regain compliance to date.  If we do not regain compliance by May 17, 2023, we may be eligible for an additional 180 calendar days to regain compliance, provided that we (i) meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, except for Nasdaq Listing Rule 5550(a)(2), and (ii) provide a written notice of its intention to cure this deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, Nasdaq will inform the Company that it has been granted an additional 180 calendar days to regain compliance. However, if it appears to the Listing Qualifications Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting. In the event of such notification, the Company may appeal Nasdaq’s determination to delist its securities, but there can be no assurance that Nasdaq would grant the Company’s request for continued listing.  Thus, we cannot assure you that our common stock and warrants will not be delisted due to a failure to meet other continued listing requirements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling stockholders. We may, however, receive proceeds from any cash exercise of the warrants. All of the net proceeds from the sale of our Common Stock will go to the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.

6

SELLING STOCKHOLDERS

There are 9,272,796 shares of the Common Stock, consisting of shares of Common Stock and shares of Common Stock issuable upon the exercise of warrants that may be sold from time to time pursuant to this registration statement by the selling stockholders identified herein. As used in this prospectus, the term “selling stockholders” includes those stockholders listed below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the selling stockholders in connection with the sale of such shares.

Except as indicated below, neither the selling stockholders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the names of the selling stockholders, the number of shares of Common Stock beneficially owned by the selling stockholders as of the date hereof and the number of shares of Common Stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares. We do not know how long a selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with a selling stockholder regarding the sale of any of the shares. All information with respect to share ownership has been furnished by the selling stockholders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock, and (ii) the maximum number of shares of Common Stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on the exercise of the of the warrants related to aggregate ownership.

	Shares Beneficially Owned Before	Number of Shares	Number of Shares of Common Stock Issuable Upon Exercise of Warrants	Shares Beneficially Owned After Offering (1)
Name of Beneficial Owner	Offering (1)		Offered (1)	Number	Percent
Briarcliff LLC	97,838		97,838	0	*
Cavalry Fund I LP	1,730,469		1,730,469	0	*
L1 Capital Global Opportunities Master Fund	816,066		816,066	0	*
Meesha Investments LLC	5,975		5,975	0	*
Whitmore Investments LLC	11,948		11,948	0	*
Patrick C. Sunseri	20,908		20,908	0	*
Robert F. Hannon	29,158		29,158	0	*
Charles M. Ellingburg	44,803		44,803	0	*
William B. Stilley III	14,935		14,935	0	*
Eric M. Bliss	20,908		20,908	0	*
Article 4th Trust	14,935		14,935	0	*
David Bliss	29,869		29,869	0	*
Joel Yanowitz & Amy B. Metzbaum Revocable Trust	29,869		29,869	0	*
Robert Kantor	44,803		44,803	0	*

7

Ryan Wong	59,737		59,737	0	*
Catherine Lukens	14,935		14,935	0	*
JSS Investments, GP	29,869		29,869	0	*
Cheryl Hintzen	29,869		29,869	0	*
Tanstaafl Research & Trading LLC	22,046		22,046	0	*
Northlea Partners LLLP	19,117		19,117	0	*
David Palmer	22,046		22,046	0	*
John S. Paulsen	116,625		116,625	0	*
Frank Grillo	14,935		14,935	0	*
Generation Capital Leverage LLC	14,935		14,935	0	*
John C. Schleyer	14,935		14,935	0	*
Thomas R. Kaplan	14,935		14,935	0	*
Ronald D. & Veronica A. Carli	29,869		29,869	0	*
Bespoke Growth Partners Inc.	59,737		59,737	0	*
David Fenton	14,935		14,935	0	*
Donald Rogers & Maria Hoksbergen	29,869		29,869	0	*
Clayton Struve	59,737		59,737	0	*
Horberg Enterprises LP	14,935		14,935	0	*
Maria Molinsky	14,935		14,935	0	*
Andrew Smukler	29,869		29,869	0	*
Blue Clay Capital Master Fund Ltd.	149,342		149,342	0	*
Deane A. Gilliam 2017 Irrevocable Family Trust	11,948		11,948	0	*
Proactive Capital Partners LP	29,869		29,869	0	*
PCG Holdings, Inc.	29,869		29,869	0	*
S.C. Recovery LLC	14,935		14,935	0	*
Gaurav Kohli	14,935		14,935	0	*
Dean Britting	14,935		14,935	0	*
Thomas Kleban	29,158		29,158	0	*
GHS Investments LLC	85,070		85,070	0	*
Firstfire Global Opportunities Fund LLC	631,368		631,368	0	*
GPL Ventures LLC	142,220		142,220	0	*
Porter Partners, L.P.	281,109		281,109	0	*
Jeb Bowden	56,888		56,888	0	*
John Nash	142,220		142,220	0	*
David Dent	28,444		28,444	0	*
Mitchell Kersch	85,332		85,332	0	*
Richard W. Baskerville Living Trust	142,220		142,220	0	*
Puritan Partners LLC	524,140	96,790	427,350	0	*
The Nicholas & Paddi Arthur Family Trust	28,444		28,444	0	*
Guevoura Fund Ltd	56,888		56,888	0	*
Michael J. Calise	14,223		14,223	0	*
Craig Perler	2,761	2,761		0	*

8

Jonathan Axelrod	14,412	14,412	0	*
Jacqueline Loeb	66,298	66,298	0	*
Meredith Greenberg	359	359	0	*
Robin Levine	16,572	16,572	0	*
Donald E. Loeb in Trust/APG Loeb Management Corp.	2,763	2,763	0	*
Karen Karniol-Tambour	1,105	1,105	0	*
Angie D’Sa	553	553	0	*
Daniel Shapiro/Rosebud Creek Financial Corp.	4,144	4,144	0	*
Alan Chung	1,934	1,934	0	*
Adam Herz	1,382	1,382	0	*
Kevin Huang	828	828	0	*
Douglas Raicek	553	553	0	*
Martin Isaac	553	553	0	*
Justin L. Bergner	1,382	1,382	0	*
Elizabeth Whitehead	691	691	0	*
Emily H. Susskind	691	691	0	*
1254 Holdings LLC	1,382	1,382	0	*
Zachary Wieder	3,978	3,978	0	*
Mona Girotra	277	277	0	*
Steve Rotkiewicz	1,382	1,382	0	*
Linda Zhang	553	553	0	*
Sanjeev Gupta	2,763	2,763	0	*
Ryan Craig/University Ventures Fund II, L.P.	5,526	5,526	0	*
Anna Lena Von Essen/Forward & Friends AB	8,287	8,287	0	*
Steve Lau/World Quant Ventures LLC	13,813	13,813	0	*
1913 Ventures LLC	2,763	2,763	0	*
Simon Paige, Daniel Hainswrtoh/Beyond Digital Five Limited	27,625	27,625	0	*
Simon Paige, Daniel Hainsworth/Beyond Digital Six Limited	27,625	27,625	0	*
Bridget Murdoch	24	24	0	*
Chelsea Damon	197	197	0	*
Cynthia Madu	237	237	0	*
Ela Mitchell	8	8	0	*
Howard Altman	7,814	7,814	0	*
Ian Ming Robert	395	395	0	*
Katherine Valk	474	474	0	*
Mark Weyland	395	395	0	*
Michelle Manket	395	395	0	*
Nicole Sanfilippo	395	395	0	*
Paul Picciano	395	395	0	*
Griffin Gustaffson	47	47	0	*
Sarah Schultz	434	434	0	*

9

Andrew Hogue	559	559	0	*
Andrew Koloski	11,006	11,006	0	*
Brad Anderson	1,816	1,816	0	*
Brett Hornby	1,211	1,211	0	*
Christine Najarian McBride	428	428	0	*
Dylan Elkind	1,816	1,816	0	*
Edward Wallace	1,211	1,211	0	*
Edwin Ryu and Julie Satake Ryu Family Trust	1,816	1,816	0	*
Jake Lockwood	67	67	0	*
Joel Lockwood	10,328	10,328	0	*
Josh McBridge	235,879	235,879	0	*
Mark Greenfield	1,816	1,816	0	*
Matt Seeley	6,052	6,052	0	*
Mike Boufford	1,761	1,761	0	*
Newark Venture Partners Fund, L.P.	141,805	141,805	0	*
Upsider, Inc.	372	372	0	*
Vivek Sharma	1,101	1,101	0	*
Wendell Lansford	4,127	4,127	0	*
Xuan Smith	136,566	136,566	0	*
Yale Tankus	6,165	6,165	0	*
Yoko Najarian	12,104	12,104	0	*
Quake Seed Fund III, L.P	12,104	12,104	0	*
Acselleron LLC	2,421	2,421	0	*
Stobie Creek Investments	155,328	155,328	0	*
Parrut Inc.	1,632,223	1,632,223	0	*
Gwin Scott	571	571	0	*
Kevin Coakley	855	855	0	*
Paul Green	1,013	1,013	0	*
Robert Cubbin	14,531	14,531	0	*
Richard Weiss	571	571	0	*
Tom Goris	499	499	0	*
Ted Kellner	232,768	232,768	0	*
Timothy A. Carr	1,517	1,517	0	*
Robert Terwall	556	556	0	*
PS Capital	15,329	15,329	0	*
George A. Mosher & Julie A. Mosher Revocable Trust of 1999	14,214	14,214	0	*
Mike Harris	50,516	50,516	0	*
Kevin J. Howley	6,996	6,996	0	*
John Jeffrey Louis TTEE UA DTD 02-01-1994 John Jeffrey Louis Revocable Trust	22,020	22,020	0	*
Jayne Butlein (Ejada Limited Partnership)	856	856	0	*
James Bell	469	469	0	*
Doug McKinley	41,555	41,555	0	*
Cindy Lu Steinbrecher	1,162	1,162	0	*

10

Barbara Kennedy	15,187	15,187		0	*
Andy Kindler	41,555	41,555		0	*
FBO Samuel Harris	14,319	14,319		0	*
FBO Ellen C. Harris	17,281	17,281		0	*
FBO Claire M. Harris	14,319	14,319		0	*
Joseph A. Alagna, Jr.	27,274	27,274		0	*
Paul Cooney	17,454	17,454		0	*
Stephan A. Stein	14,910	14,910		0	*
Anthony Sica	7,272	7,272		0	*
Scott Rothbaum	19,200	19,200		0	*
Jeff Louis	19,817	19,817		0	*
Jane B Bell Trustee - The James D Bell Revocable Trust 1971	52	52		0	*
Total	9,272,796	3,315,675	5,957,121	0

* Less than 1%

(1) Assumes that the selling stockholders exercise and sell all of the common stock underlying warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. As of the date of this prospectus, our Common Stock is trading on Nasdaq and, for so long as our Common Stock continues trading on that exchange, we expect that sales made in the Nasdaq market will likely be effected on that exchange. As of April 19, 2023, the last reported closing price for our Common Stock on Nasdaq was $0.2684 per share, and as such represented the market price for our Common Stock as of that date. Sales of the Common Stock to be registered hereunder could be made at prevailing market prices at the time of the sale, at fixed prices, at negotiated prices, or at varying prices determined at the time of sale. As a result, we cannot know the price at which any of our Common Stock to be registered hereunder may ultimately be sold by the holders thereof. Shares of our Common Stock are currently trading on the Nasdaq under the symbol RCRT. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Once effective, we have agreed with the selling stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

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DIVIDEND POLICY

                We have not declared or paid cash dividends on our common stock since our inception. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not being able to pay its debts as they become due in the normal course of business if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to pay the dividends, or if we were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Even if our board of directors (“Board”) decides to pay dividends, the form, the frequency, and the amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. While our Board will make any future decisions regarding dividends, as circumstances surrounding us change, it currently does not anticipate that we will pay any cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Of our preferred stock, 2,000,000 shares have been designated as Series D Convertible Preferred Stock, par value $0.0001 per share, 775,000 shares have been designated as Series E Convertible Preferred Stock, par value $0.0001 per share, 200,000 shares have been designated as Series F Convertible Preferred Stock, par value $0.0001 per share, while the remaining shares are blank check preferred stock. At March 22, 2023, there were 17,210,085 shares of common stock and 86,000 shares of Series E Convertible Preferred Stock issued and outstanding.

Common stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders on which holders of Common Stock are entitled to vote. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation. The directors are elected by a plurality of the outstanding shares entitled to vote on the election of directors. On all other matters the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of the stockholders, except as otherwise expressly provided by the Nevada Revised Statutes.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent and Registrar

Pacific Stock Transfer (as successor to Philadelphia Stock Transfer, Inc.) is the transfer agent and registrar in respect of the Common Stock. The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

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Preferred stock

                Our Board is authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock.

Series E Convertible Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series E Convertible Preferred Stock (the “Existing Preferred Stock”) has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Existing Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them, or the holders decide to convert them.

Dividend Rights

The holders of our Existing Preferred Stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to declare and pay dividends and then only at the times and in the amounts that our Board may determine. Upon announcement of dividends by our Board, holders of our Existing Preferred Stock are entitled to such consideration as if the Existing Preferred Stock had been, immediately prior to such dividend, converted into our Common Stock.

Voting Rights

Holders of the Existing Preferred Stock are entitled to vote together with the holders of our Common Stock on an as-converted basis, subject to the conversion limitation described below.

Conversion Rights

Each holder of the Existing Preferred Stock is entitled to convert any portion of the outstanding shares of Existing Preferred Stock held by such holder into validly issued, fully paid and non-assessable shares of our Common Stock. Each share of the Existing Preferred Stock is convertible into our Common Stock at a conversion rate equal to 5 shares of Common Stock per 1 share of Existing Preferred Stock, subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

Liquidation Preference

The Existing Preferred Stock has senior liquidation preference rights compared to the Common Stock. Upon a liquidation, the Existing Preferred Stock shares are entitled to receive a preference to a stated value of $20.00.

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Conversion Limitation

A holder of the Existing Preferred Stock may not convert any shares of the Existing Preferred Stock to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding Common Stock after exercise, as such percentage ownership is determined in accordance with the terms of the Existing Preferred Stock, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Fractional Shares

No fractional shares of our Common Stock will be issued upon any conversion of the Existing Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Common Stock, the number of shares of Common Stock issuable upon such conversion will be rounded up to the nearest whole share.

Options and Restricted Stock Units

                At March 22, 2023, awards for 17,210,085 shares of our common stock were outstanding, excluding 3,556,071 shares of our Common Stock issuable upon the exercise of outstanding stock options and 35,200 shares of our Common Stock underlying outstanding restricted stock units.

Nasdaq Capital Market listing

                Our Common Stock is listed on the Nasdaq Capital Market under the symbol “RCRT.”

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Articles of Incorporation, as amended, and Bylaws.

Provisions of the Nevada Revised Statutes, our Articles of Incorporation, as amended, and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of takeover practices and takeover bids our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. Our Articles of Incorporation permit our Board to issue preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our Common Stock stockholders, and the Board could take that action without stockholder approval. The issuance of preferred stock could delay or prevent a change of control of Recruiter.com.

Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our Bylaws provide that any vacancies on the Board, including any newly created directorships, will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum.

Removal of Directors by Stockholders. Our Bylaws and the Nevada Revised Statutes provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Special Meetings of Stockholders. Under our Bylaws, only our Executive Chairman, the Chief Executive Officer, the Board, or stockholders who in the aggregate beneficially own at least 20% of all the outstanding shares of Recruiter.com entitled to vote at the meeting may call special meetings of Recruiter.com’s stockholders.

Nevada Anti-Takeover Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

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DESCRIPTION OF WARRANTS

Warrants Traded on the Nasdaq Capital Market

Overview

The following summary of certain terms and provisions of the warrants traded on the Nasdaq Capital Market (“Public Warrants”) is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agency agreement between us and the Pacific Stock Transfer (as successor to Philadelphia Stock Transfer, Inc.), as the Warrant Agent, and the form of warrant, both of which are filed as exhibits to this registration statement. Prospective investors should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and form of warrant.

The Public Warrants entitle the registered holder to purchase shares of common stock at a price equal to $5.50 per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, on July 2, 2026.

The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of Common Stock at prices below its exercise price.

Exercisability

The Public Warrants are exercisable at any time after their original issuance and at any time up to the date that is five (5) years after their original issuance. The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Public Warrants being exercised. Under the terms of the Public Warrants, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the shares of common stock issuable upon exercise of the Public Warrants, the holders of the Public Warrants shall have the right to exercise the Public Warrants solely via a cashless exercise feature provided for in the Public Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation

A holder may not exercise any portion of a Public Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of the outstanding shares of common stock after exercise, as such percentage ownership is determined in accordance with the terms of the Public Warrant, except that upon prior notice from the holder to us, the holder may waive such limitation up to a percentage not in excess of 9.99%.

Exercise Price

The exercise price per whole share of shares of common stock purchasable upon exercise of the Public Warrants is $5.50, The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

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Fractional Shares

No fractional shares of common stock will be issued upon exercise of the Public Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we will round up or down, as applicable, to the nearest whole share.

Transferability

Subject to applicable laws, the Public Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent; Global Certificate

The Public Warrants will be issued in registered form under a warrant agency agreement between the Warrant Agent and us. The Public Warrants shall initially be represented only by one or more global warrants deposited with the Warrant Agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Public Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock,, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Public Warrants will be entitled to receive the kind and amount of securities, cash or other property that the holders would have received had they exercised the Public Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

The Public Warrant holders do not have the rights or privileges of holders of shares of common stock or any voting rights until they exercise their Public Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Governing Law

The Public Warrants and the warrant agency agreement are governed by New York law.

Outstanding Public Warrants

                As of March 22, 2023, the number of Public Warrants outstanding were exercisable into 2,760,000 shares of our Common Stock.

Warrant Agent

Pacific Stock Transfer (as successor to Philadelphia Stock Transfer, Inc.) acts as the registrar, transfer agent, warrant agent and dividend and redemption price disbursing agent in respect of the Public Warrants.

Privately Held Warrants

                In addition to the Public Warrants, we have issued warrants for purchase of our Common Stock through private transactions (“Private Warrants”). As of March 22, 2023, the number of Private Warrants outstanding were exercisable into 7,808,179 shares of our Common Stock.

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LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio, 43215.

EXPERTS

                Our audited consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2022 and 2021 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Salberg & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

                We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC, except that information furnished under Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or any other filing where we indicate that such information is being furnished and not filed under the Exchange Act, is not deemed to be filed and not incorporated by reference herein:

•	our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 31, 2023;

•	our Current Reports on Form 8-K dated February 2, 2023 (filed on February 8, 2023), February 21, 2023 (filed on February 24, 2023), and March 23, 2023 (filed on March 29, 2023), and

•	the description of our common stock, which is contained in our registration statement on Form 8-A filed with the Commission on June 29, 2021, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

                We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

                This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

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                We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

                We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement. You may request a copy of these filings, at no cost to you, by telephoning us at (855) 931-1500 or by writing us at the following address:

Recruiter.com Group, Inc.

500 Seventh Avenue

New York, New York 10018

Attention:  Corporate Secretary

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9,272,796 Shares of Common Stock Offered by Selling Stockholders

9,272,796 Shares of Common Stock and

 Common Stock underlying Warrants to Purchase Common Stock

PROSPECTUS

May 3, 2023

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